SALTON ANNOUNCES SECOND QUARTER RESULTS

LAKE FOREST, Ill.--(BUSINESS WIRE)--Salton, Inc. (NYSE: SFP) announced today fiscal results for its second quarter ended December 30, 2006. The Company reported net sales of $190.9 million in the second quarter of fiscal 2007 and a loss of $6.3 million, or $(0.44) per share, versus net sales of $230.4 million in the second quarter of fiscal 2006 and a loss of $27.8 million, or $(2.06) per share. The net loss reported in fiscal 2006 included a $28.1 million non-cash charge for recording a valuation allowance on a portion of Salton's deferred tax assets.

Net sales decreased domestically by $44.6 million. There were $8.9 million of planned reductions of discontinued non-core products including certain housewares and personal care product lines. The majority of the remaining reductions in net sales resulted primarily from specific product level decisions involving opening price point items and other lower margin lines. These actions involved changes to promotional activities, elimination of items and price increases to compensate for higher material costs. These product mix decisions have resulted in varying impacts to customer demand. In addition, there were also some delays in receiving product from the Company's suppliers early in the quarter due to liquidity constraints. Foreign sales were generally stable, with continued growth in certain regions. Net sales in these operations increased by $5.2 million, helped by $6.9 million in favorable foreign currency fluctuations.

Gross profit for the second quarter declined from $64.4 million (28.0%) in fiscal 2006 to $49.8 million (26.1%) in fiscal 2007. These decreases are primarily a result of the decreases in net sales in the domestic business, coupled with rising prices from suppliers due to increased cost of raw materials. Domestic gross profit percentages remained stable from second quarter 2006 to second quarter 2007, in spite of rising costs, due to the actions associated with product mix. Additionally, margins were adversely impacted by the write down of certain obsolete inventories resulting from discontinued product lines. These decreases in gross profit were partially offset by a $1.5 million decline in distribution expenses resulting from the previous domestic restructuring efforts, as well as lower sales and inventory levels.

Selling, general and administrative expenses decreased to $46.3 million for the second quarter of fiscal 2007 compared to $53.6 million for the second quarter of fiscal 2006. U.S. operations reduced selling, general and administrative expenses by $3.7 million primarily driven


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by a $2.6 million decline in promotional expenditures such as television, certain other media and cooperative advertising expenses. The remaining reduction was a result of decreased expenditures in Europe in an effort to align costs with current business levels.

The average amount of all debt outstanding was $366.2 million for the second quarter of 2007 compared to $409.7 million for the second quarter of 2006. Net interest expense was $10.6 million for the second quarter of fiscal 2007 compared to $9.2 million for the second quarter of fiscal 2006 driven largely by increases in interest rates. On February 12, 2007, the Company sought and received an amendment under its senior secured credit facility which among other things, extends the additional liquidity from the ninth amendment through June 30, 2007, eliminates the fixed charge coverage ratio and minimum EBITDA covenant through June 2007 and extends the monthly cash flow covenant through June 2007.

For the six months ended December 30, 2006, Salton had net sales of $329.3 million and a loss of $16.4 million, or ($1.14) per share versus net sales of $378.8 million and net income of $1.9 million, or $0.14 per diluted share. Fiscal 2006 net income included a $27.8 million gain associated with the sale of the Company's 52.6% ownership interest in Amalgamated Appliances and $21.7 million gain from the early retirement of debt, partially offset by a $28.1 million valuation allowance recorded on a portion of the deferred tax assets. Gross profit for the first half of fiscal 2007 was $84.2 million, improving to 25.6%, compared to $93.9 million, or 24.8% in the year earlier period. This margin improvement reflects the product line changes driven by the domestic restructuring efforts.

On February 7, 2007, Salton, its wholly-owned subsidiary SFP Merger Sub, Inc., and APN Holding Company, Inc. entered into a definitive merger agreement whereby SFP Merger Sub will merge with and into APN Holding Company, the entity that acquired all of the outstanding common shares of Applica Incorporated on January 23, 2007. The merger would result in Applica and its subsidiaries becoming subsidiaries of Salton. Applica Incorporated is a marketer and distributor of a wide range of small appliances for use in and outside the home. Applica markets products under licensed brand names such as Black & Decker(R), company-owned brand names such as Littermaid(TM), Infrawave(TM), Belson(R) and various private label brand names, primarily in North America, Latin America and the Caribbean. The transaction, which is subject to certain conditions, is expected to be completed on or before June 30, 2007.


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"Our fiscal second quarter results continue to reflect the highly challenging nature of the small appliance industry," said Leonhard Dreimann, President and Chief Executive Officer of Salton. "Recent declines in the housing market have had a direct impact on our industry and our business. We have successfully eliminated many underperforming product lines and despite these market pressures, along with continued high costs for raw materials, we are very satisfied with our progress in the area of cost reduction and product rationalization. We are excited about our recent announcement of the renewal of the George Foreman contract which helps to facilitate our plans to release new products worldwide. We also recently announced a promotional arrangement with Al Roker, to promote our Smart Mill and Brew (TM) coffee maker with MSN (R) Direct, providing real time weather information.

"The recently announced combination with Applica will also improve our competitiveness," said Mr. Dreimann. "We expect the combination to result in expanded brand portfolios, a strengthened international presence, improved capital structure and a lower cost structure. We look forward to completing this transaction in an expeditious manner."

The Company will not hold a conference call in connection with the release of its fiscal second quarter results. It anticipates holding a call for the investment community when it is able to announce additional details on the merger with Applica.

About Salton, Inc.

Salton, Inc. is a leading designer, marketer and distributor of branded, high-quality small appliances, home decor and personal care products. Its product mix includes a broad range of small kitchen and home appliances, electronics for the home, time products, lighting products and personal care and wellness products. The Company sells its products under a portfolio of well recognized brand names such as Salton(R), George Foreman(R), Westinghouse ((TM)), Toastmaster(R), Melitta(R), Russell Hobbs(R), Farberware(R), Ingraham(R) and Stiffel(R). It believes its strong market position results from its well-known brand names, high-quality and innovative products, strong relationships with its customer base and its focused outsourcing strategy.

The statements contained in the news release that are not historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities


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Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Salton undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) the ability of APN Holdco to obtain executed debt commitment letters within 45 days of the date of the merger agreement and the funding thereof, (2) the failure to obtain approval of the merger from Salton stockholders, (3) the failure to obtain required third party consents to the merger, (4) the ability of the two businesses to be integrated successfully, (5) the ability of the new company to fully realize the cost savings and any synergies from the proposed transaction within the proposed time frame, (6) disruption from the merger making it more difficult to maintain relationships with customers, employees or suppliers, (7) the failure to maintain continued listing on the New York Stock Exchange of Salton's common stock, (8) customer acceptance of the new combined entity, (9) changes in the sales prices, product mix or levels of consumer purchases of kitchenware and small electric household appliances, economic conditions and the retail environment, (10) bankruptcy of or loss of major retail customers or suppliers, (11) changes in costs including transportation costs, of raw materials, key component parts or sourced products,
(12) delays in delivery or the unavailability of raw materials, key component parts or sourced products, (13) changes in suppliers, (14) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies, and other changes in the regulatory climate in the foreign countries in which Salton and Applica buy, operate and/or sell products, (15) product liability, regulatory actions or other litigation, warranty claims or returns of products,
(16) customer acceptance of changes in costs of, or delays in the development of new products, (17) delays in or increased costs of restructuring programs and
(18) increased competition, including consolidation within the industry; as well as other risks and uncertainties detailed from time to time in Salton's Securities and Exchange Commission filings.

Investors and security holders are urged to read the proxy statement when it becomes available and any other relevant documents to be filed with the SEC in connection with the proposed transaction because


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it will contain important information about Salton, Applica Incorporated and the proposed transaction.

Investors and security holders may obtain free copies of these documents when they become available through the website maintained by the SEC at www.sec.gov. In addition, the documents filed with the SEC by Salton may be obtained free of charge by directing such requests to Salton, Inc., 1955 W. Field Court, Lake Forest, Illinois 60045, Attention: Corporate Secretary, Telephone (847) 803-4600, or from Salton's website at www.salton.com.

Salton and certain of its directors, executive officers and other members of management may be deemed to be participants in the solicitation of proxies from Salton stockholders with respect to the proposed transaction. Information regarding the interests of these officers and directors in the proposed transaction will be included in the proxy statement. In addition, information about Salton's directors, executive officers and members of management is contained in Salton's most recent proxy statement, which is available on Salton's website and at www.sec.gov. Additional information regarding the interests of such potential participants will be included in the proxy statement and other relevant documents filed with the SEC.

Contact: Gary Nash, CEOcast, Inc. for Salton at (212) 732-4300.



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                                   SALTON, INC
                         CONSOLIDATED INCOME STATEMENTS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                   (UNAUDITED)

                                                                   13 WEEKS ENDED                     26 WEEKS ENDED

                                                            DEC 30, 2006      DEC 31, 2005      DEC 30, 2006      DEC 31, 2005
                                                            ------------      ------------      ------------      ------------

NET SALES                                                   $    190,949      $    230,388      $    329,256      $    378,804
Cost of Sales                                                    129,979           153,318           224,157           261,689
Total Distribution Expense                                        11,164            12,667            20,851            23,215
                                                            ------------      ------------      ------------      ------------
GROSS PROFIT                                                      49,806            64,403            84,248            93,900
Total Selling, General & Administrative                           46,300            53,572            79,846            93,990
Intangible Impairment Loss
Restructuring Costs                                                   62                40               907               157
                                                            ------------      ------------      ------------      ------------
OPERATING INCOME (LOSS)                                            3,444            10,791             3,495              (247)
Interest Expense                                                  10,578             9,196            19,854            20,245
Gain-Early Settlement of Debt                                         --               (65)               --           (21,720)
                                                            ------------      ------------      ------------      ------------
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES               (7,134)            1,660           (16,359)            1,228
Income Tax Expense (Benefit)                                        (792)           29,473                 7            28,928
                                                            ------------      ------------      ------------      ------------
Minority Interest, Net of Tax
                                                            ------------      ------------      ------------      ------------
NET LOSS (INCOME) FROM CONTINUING OPERATIONS                      (6,342)          (27,813)          (16,366)          (27,700)
Income from Discontinued Operations, net of Tax                       --                --                --             1,735
Gain on Sale of Discontinued Operations, net of Tax                   --                --                --            27,816
                                                            ------------      ------------      ------------      ------------
NET (LOSS) INCOME                                           $     (6,342)     $    (27,813)     $    (16,366)     $      1,851
                                                            ============      ============      ============      ============

WEIGHTED AVG COMMON SHARES OUTSTANDING                        14,399,442        13,522,498        14,392,202        12,869,204
WEIGHTED AVG COMMON & COMMON EQUIV SHARE                      14,399,442        13,522,498        14,392,202        12,869,204

NET (LOSS) INCOME PER COMMON SHARE: BASIC
   (Loss) income from continuing operations                 $      (0.44)     $      (2.06)     $      (1.14)     $      (2.15)
   Income from discontinued operations, net of tax                    --                --                --              0.13
   Gain on sale of discontinued operations                            --                --                --              2.16
                                                            ------------      ------------      ------------      ------------
NET (LOSS) INCOME PER COMMON SHARE: BASIC                   $      (0.44)     $      (2.06)     $      (1.14)     $       0.14
                                                            ============      ============      ============      ============

NET (LOSS) INCOME PER COMMON SHARE: DILUTED
   (Loss) income from continuing operations                 $      (0.44)     $      (2.06)     $      (1.14)     $      (2.15)
   Income from discontinued operations, net of tax          $         --      $         --      $         --      $       0.13
   Gain on sale of discontinued operations                  $         --      $         --      $         --      $       2.16
                                                            ------------      ------------      ------------      ------------
NET (LOSS) INCOME PER COMMON SHARE: DILUTED                 $      (0.44)     $      (2.06)     $      (1.14)     $       0.14
                                                            ============      ============      ============      ============




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                                  SALTON, INC.
                           CONSOLIDATED BALANCE SHEET
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                            UNAUDITED
ASSETS                                                                      12/30/2006           7/1/06

CURRENT ASSETS:
   Cash                                                                    $     23,545      $     18,103
   Compensating balances on deposit                                              39,770            39,516
   Accounts receivable, less allowance:                                         138,401           117,094
    2007 - $10,170; 2006 - $9,440
   Inventories                                                                  118,018           143,997
   Prepaid expenses and other current assets                                     15,065            14,809
   Prepaid income taxes                                                           3,237             1,332
   Deferred income taxes                                                          5,365             5,433
                                                                           ------------      ------------
       TOTAL CURRENT ASSETS                                                     343,401           340,284

 Net Property, Plant and Equipment                                               39,701            40,460

Tradenames                                                                      161,927           159,675
Non-current deferred tax asset                                                    3,633             3,269
Other assets                                                                      8,961             9,844
                                                                           ------------      ------------
TOTAL ASSETS                                                               $    557,623      $    553,532
                                                                           ============      ============

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Revolving line of credit and other current debt, including
     accrued interest of $10,971 and $10,971, respectively                 $    151,773      $     32,518
   Accounts payable                                                              80,616            91,308
   Accrued expenses                                                              40,936            28,081
   Accrued interest                                                               4,767             5,028
   Income Taxes Payable                                                           1,583               702
                                                                           ------------      ------------
       TOTAL CURRENT LIABILITIES                                                279,675           157,637

Non-current deferred income taxes                                                15,048            16,271
Senior subordinated notes due 2008, including an adjustment
   of $1,292 and $1,829 to the carrying value related to
   interest rate swap agreements, respectively                                   59,335            61,531
Second lien notes, including accrued interest
   of $7,619 and $13,136, respectively                                          110,891           116,407
Series C preferred stock, $.01 par value;
  authorized 150,000 shares; 135,217 shares issued                                9,474             8,922
Term loan and other notes payable                                                18,144           117,908
Other long term liabilities                                                      15,964            15,668
                                                                           ------------      ------------
       TOTAL LIABILITIES                                                        508,531           494,344
Redeemable convertible preferred stock, $.01 par value; authorized,
 2,000,000 shares; 40,000 shares issued                                          40,000            40,000
STOCKHOLDERS' EQUITY:
   Common stock, $.01 par value; authorized
     40,000,000 shares; issued and outstanding
     2007-15,085,490 shares, 2006-14,386,390 shares                                 186               178
   Treasury stock, 7,885,845 shares, at cost                                    (65,793)          (65,793)
   Additional paid-in capital                                                    66,880            63,854
   Accumulated other comprehensive income                                        13,533            10,297
   Retained Earnings (Deficit)                                                   (5,714)           10,652
                                                                           ------------      ------------
       TOTAL STOCKHOLDERS' EQUITY                                                 9,092            19,188
                                                                           ------------      ------------
  TOTAL LIABILITIES AND STOCKHOLDER EQUITY                                 $    557,623      $    553,532
                                                                           ============      ============